EXHIBIT 99.1

Great Lakes Reports Second Quarter 2025 Results

Second quarter net income of $9.7 million
Second quarter Adjusted EBITDA of $28.0 million
Dredging backlog of $1 billion at June 30, 2025

HOUSTON, Aug. 05, 2025 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights

  Revenue was $193.8 million
  Total operating income was $17.1 million
  Net income was $9.7 million
  Adjusted EBITDA was $28.0 million
  Backlog as of June 30, 2025, was $1.0 billion

Management Commentary

Lasse Petterson, President and Chief Executive Officer, commented, “Great Lakes delivered a solid second quarter, driven by strong project execution and high equipment utilization. We ended the quarter with revenue of $193.8 million, net income of $9.7 million, and adjusted EBITDA of $28.0 million, despite four dredges undergoing their regulatory drydocking. Our substantial dredging backlog stood at approximately $1.0 billion as of the end of the second quarter, with an additional $215.4 million in low bids and options pending award, providing expected revenue visibility for the remainder of 2025 and well into 2026. Capital and coastal protection projects account for 93% of our dredging backlog, which typically yield higher margins.

Dredging activity for private clients in the Liquefied Natural Gas (LNG) sector remains strong. In the second quarter, we received notice to proceed for dredging operations on the Woodside Louisiana LNG project. This project has been added to our Q2 2025 backlog, along with two additional options currently included in our Q2 2025 options pending award. Dredging for this project is scheduled to begin in early 2026.

Our current backlog also includes two additional major LNG projects awarded in 2023: the Port Arthur LNG Phase 1 Project and the Brownsville Ship Channel Project, part of NextDecade Corporation’s Rio Grande LNG initiative, the latter marking the largest project in our Company’s history. Dredging operations for both projects began in Q3 2024 and are actively ongoing.

In the first quarter of 2025, we initiated a $50 million share repurchase program, as we believed our share price did not appropriately reflect the Company’s financial performance and long-term outlook. As of June 30, 2025, we have repurchased 1.3 million shares under the program for a total spend of $11.6 million.

In addition, on May 2, 2025, we executed an amendment to our Revolving Credit Facility, increasing the size from $300 million to $330 million, further enhancing our liquidity. All other terms remained the same.

Our newbuild program is coming towards completion with our newest hopper dredge, the Amelia Island, expected to be delivered within the next few weeks and plans to immediately go to work when she leaves the shipyard. The Amelia Island and her sister ship, the Galveston Island, which was delivered in early 2024, will primarily work on projects aimed at the redevelopment and enhancement of our shorelines, which are consistently impacted by severe weather.

The Acadia, the first U.S.-flagged, Jones Act-compliant subsea rock installation vessel, hit a key milestone with her launch from drydock in July with expected completion in the first quarter of 2026. Upon delivery, the Acadia is expected to immediately commence operations, first on Equinor’s Empire Wind I project and then onto Orsted’s Sunrise Wind project, which will provide full utilization for the vessel for 2026. The Acadia is designed to serve projects in both domestic and international markets focused on safeguarding critical subsea infrastructure, including subsea cables for power transmission, telecommunications cables, oil and gas pipelines and offshore wind developments.

The Company had an exceptional first half of 2025, which we expect to continue for the remainder of this year and into 2026 driven by a modernized fleet, superior project execution, and a robust backlog.”

Operational Update

Second Quarter 2025

  Revenue was $193.8 million, an increase of $23.7 million from the second quarter of 2024. The higher revenue in the second quarter of 2025 was due primarily to higher capital project revenue as compared to the same period in the second quarter last year, partially offset by lower coastal protection and maintenance project revenue.
  Gross profit was $36.6 million, an improvement of $6.8 million compared to the gross profit from the second quarter of 2024 and gross margin percentage increased to 18.9% in the second quarter of 2025 from 17.5% in the second quarter of 2024 primarily due to improved utilization and project performance and a larger number of capital and coastal protection projects which typically yield higher margins, partially offset by higher drydocking cost.
  Operating income was $17.1 million, which increased from $14.6 million in the prior year second quarter primarily driven by higher gross profit partially offset by an increase in general and administrative expenses primarily from higher incentive compensation due to the increased results in the first half of 2025.
  Net income for the quarter was $9.7 million, which is a $2.0 million increase compared to net income of $7.7 million in the prior year second quarter. The increase is mostly driven by improved operating results partially offset by an increase in income tax provision.

Balance Sheet, Dredging Backlog & Capital Expenditures

  At June 30, 2025, the Company had $2.9 million in cash and cash equivalents and total long-term debt of $419.6 million including $5.0 million drawn on our $330 million revolver. As of June 30, 2025, our liquidity was $272 million.
  At June 30, 2025, the Company had $1.0 billion in dredging backlog as compared to $1.2 billion at December 31, 2024. Dredging backlog as of June 30, 2025 does not include approximately $215.4 million of awards and options pending.
  Total capital expenditures for the second quarter of 2025 were $64.6 million including $28.7 million for the construction of the Acadia, $19.8 million for the Amelia Island, $8.8 million for support equipment, and $7.3 million for maintenance and growth.

Market Update

The Administration continues to demonstrate strong and consistent support for the dredging industry. The U.S. Army Corps of Engineers (the “Corps”) is operating in fiscal year 2025 under a continuing resolution, enacted on March 15, 2025, which sustains the funding levels established in the prior fiscal year’s record-setting budget through September 30, 2025. Our $1 billion project backlog and the inclusion of resources from the 2023 Disaster Relief Supplemental Appropriations should enable us to continue to deliver on a very busy 2025.

The Water Resources Development Act (WRDA), reauthorized every two years, funds the Corps’ projects related to flood protection, dredging, and ecosystem restoration. On January 4, 2025, WRDA 2024 was signed into law, authorizing new capital investments to enhance flood protection, coastal resilience, and ecosystem restoration. Previously, WRDA 2022 authorized deepening shipping channels in New York and New Jersey to 55 feet and advanced the Coastal Texas Protection and Restoration Program. In addition to the planned New York and New Jersey deepening, additional large-scale projects are expected to commence in the next two to three years in Tampa Bay, New Haven, Baltimore, among others.

Following the resolution of the temporary pause from the Bureau of Ocean Management, Equinor’s Empire Wind I project, which is part of our Offshore Energy backlog, has resumed in accordance with its schedule. We have secured full utilization of the Acadia for 2026 and are currently bidding work for 2027 and beyond.

In anticipation of potential delays in U.S. offshore wind projects, we proactively expanded the Acadia’s strategic target markets to include oil and gas pipeline protection, power and telecommunications cable protection, and international offshore wind. This diversification increases our opportunities into a broader range of services we now refer to as Offshore Energy. Our strategy is supported by a global shortage of rock placement vessels, and we are actively pursuing opportunities across these sectors to ensure strong and sustained utilization of the Acadia well into the future.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 5, 2025, at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to https://register-conf.media-server.com/register/BI5eaab857a8e3428387524df1ea5a519c

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/e9ususwz or on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of the press release will be available on the Company’s website.

Use of Non-GAAP Measures

Adjusted EBITDA, as provided herein, represents net income from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate the performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) net income as an indicator of operating performance or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest expense and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses net income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the offshore energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 135-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” “commitment to” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements have the benefit of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: a reduction in government funding for dredging and other contracts, or government cancellation of such contracts, or the inability of the Corps to let bids to market; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; the political environment and governmental fiscal and monetary policies; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed price contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; costs necessary to operate and maintain our existing vessels and the construction of new vessels, including with respect to changes in applicable regulations or standards; equipment or mechanical failures; pandemic, epidemic or outbreak of an infectious disease; disruptions to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; capital and operational costs due to environmental regulations; market and regulatory responses to climate change, including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, war and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes attributable to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore energy vessel; our ability to secure contracts to utilize our new offshore energy vessel; unforeseen delays and cost overruns related to the construction of our new vessels; any failure to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified, repealed or interpreted differently; our ability to comply with anti-discrimination laws, including those pertaining to diversity, equity and inclusion programs; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build and vessel maintenance materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, and similar arrangements and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing terms and covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, related to the new offshore energy vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements or Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previously recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; impairments of our goodwill or other intangible assets; and failure of our share repurchase program to be fully implemented or enhance long-term shareholder value. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on our most recent Form 10-K, Item 1A. “Risk Factors” of Great Lakes' Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Contract revenues	$193,755	$170,086	$436,620	$368,746
Gross profit	36,566	29,840	106,089	75,414
General and administrative expenses	19,478	16,161	39,516	32,272
Other losses (gains)	1	(906)	(459)	(2,922)
Operating income	17,087	14,585	67,032	46,064
Interest expense—net	(4,215)	(4,198)	(8,666)	(8,089)
Other income (expense)	246	128	(122)	553
Income before income taxes	13,118	10,515	58,244	38,528
Income tax provision	(3,423)	(2,842)	(15,133)	(9,831)
Net income	$9,695	$7,673	$43,111	$28,697

Basic earnings per share	$0.15	$0.11	$0.64	$0.43
Basic weighted average shares	66,698	67,118	67,037	66,924

Diluted earnings per share	$0.14	$0.11	$0.64	$0.42
Diluted weighted average shares	67,185	67,697	67,806	67,615

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$9,695	$7,673	$43,111	$28,697
Adjusted for:
Interest expense—net	4,215	4,198	8,666	8,089
Income tax provision	3,423	2,842	15,133	9,831
Depreciation and amortization	10,644	11,108	21,175	22,128
Adjusted EBITDA	$27,977	$25,821	$88,085	$68,745

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2025	2024

Cash and cash equivalents	$2,925	$10,216
Total current assets	221,972	263,418
Property and equipment—net
excluding construction in progress	438,882	438,727
Construction in progress	319,042	264,525
Total assets	1,241,650	1,255,103
Total current liabilities	192,304	216,013
Total long-term debt	419,619	448,216
Total equity	481,869	448,910

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2025	2024	2025	2024
Capital	$105,674	$70,747	$196,492	$140,647
Coastal protection	65,227	70,195	185,831	134,121
Maintenance	22,854	29,144	54,297	93,978
Total revenues	$193,755	$170,086	$436,620	$368,746

	As of
	June 30,	December 31,	June 30,
Backlog	2025	2024	2024
Dredging:
Capital	$751,350	$799,565	$683,131
Coastal protection	140,012	328,073	38,205
Maintenance	69,051	66,561	86,538
Total dredging backlog	960,413	1,194,199	807,874
Offshore energy	52,431	44,945	44,604
Total backlog	$1,012,844	$1,239,144	$852,478

For further information contact:
Eric Birge
Vice President of Investor Relations
313-220-3053